Exhibit 21.1

SUBSIDIARIES OF PTC Inc.

Name	Jurisdiction
Parametric Technology Australia Pty. Limited	Australia
Parametric Technology Gesellschaft, m.b.H.	Austria
Parametric Technology (Belgium) b.v.b.a.	Belgium
Parametric Technology Brasil Ltda.	Brazil
PTC (Canada) Inc.	Canada
Parametric Technology (Shanghai) Software Co. Ltd.	China
Parametric Technology (C.R.) s.r.o.	Czech Republic
Parametric Technology (Denmark) A/S	Denmark
Parametric Technology S.A.	France
Parametric Technology GmbH	Germany
Parametric Technology (Hong Kong) Ltd.	Hong Kong
Parametric Technology (India) Private Ltd.	India
PTC Software (India) Private Limited	India
Parametric Holdings (Ireland) Ltd.	Ireland
PTC (IFSC) Limited	Ireland
PTC (SSI) DAC	Ireland
Parametric Technology Israel Ltd.	Israel
Parametric Technology Italia S.r.l.	Italy
PTC Japan KK	Japan
Parametric Korea Co., Ltd.	Korea
Parametric Technology Corporation (Malaysia) Sdn. Bhd.	Malaysia
CV Holding (Mauritius) Ltd.	Mauritius
Parametric Technology Mexico, S.A. de C.V.	Mexico
Enigma Europe B.V.	Netherlands
Parametric Technology Europe B.V.	Netherlands
Parametric Technology Nederland B.V.	Netherlands
PTC Holdings (Europe) B.V.	Netherlands
PTC Holdings (NL) B.V.	Netherlands
PTC Eastern Europe Limited S.R.L.	Romania
PTC International Limited Liability Company	Russia
Plugin76 R&D d.o.o. Subotica	Serbia
Parametric Technology Singapore Pte. Ltd.	Singapore
Parametric Technology South Africa (Propretary) Limited	South Africa
Parametric Technology Espana, S.A.	Spain
Plugin76 AB Sweden	Sweden
PTC Sweden AB	Sweden
Parametric Technology (Schweiz) AG	Switzerland
Parametric Technology Taiwan LTd.	Taiwan
Atego Group Ltd.	U.K.
Atego Systems Ltd.	U.K.
Parametric Holdings (UK) Limited	U.K.
Parametric Technology (UK) Limited	U.K.
Parametric Technology International, Inc.	USA/Delaware
PTC Benelux LLC	USA/Delaware
PTC Foundation Inc.	USA/Massachusetts
PTC International, Inc.	USA/Massachusetts
Parametric Technology (Cayman) Ltd.	Cayman Islands